Mezey Howarth Racing Stables, Inc. (the “Acquirers”) is prepared to acquire ABTTC, Inc. (“ABTTC” or the “Company) under the terms contained in this term sheet. With the exception of the section of this agreement relating to expenses, this term sheet is a non-binding document prepared for discussion purposes only, and the proposed acquisition is specifically subject to customary stock purchase agreements, legal due diligence, and other conditions precedent contained herein, all satisfactory to the Acquirers in their sole discretion

Company:	ABTTC, INC (“ABTTC” or the “Company”).

Acquirers:	Mezey Howarth Racing Stables (“MHRS”).

Purchase Amount:
2.85x Gross Revenue (the “Investment Amount”).  Gross revenue shall be defined as the revenue received by the company from the 12 months ending with June 30, 2008 as determined by the audit of ABTTC, Inc. financials.

Investment Form:	Common Stock, Series A (the “Common Stock”) and Preferred Series B (the “Common Stock”).

Closing:
Assuming satisfactory completion of due diligence, audit and timely acceptance of this Summary Term Sheet, MHRS expects to execute definitive agreements no later than August 1, 2008.  The closing shall be upon completion on an audit performed on ABTTC. The closing of this deal shall be conditioned on the following:

(a)	Completion of employment agreements with the management team on terms acceptable to MHRS.

(b)	The management team signing noncompete employment contracts with terms acceptable to MHRS binding the management team to the company for the next five years.

(c)
MHRS will complete due diligence on all aspects of the Company, including references and background checks on senior management. During due diligence, the Company agrees to provide MHRS and its accountants, attorneys and other representatives complete access to the Company’s accountants, attorneys, facilities, employees, books, records, customers, backlog and vendors and such other individuals and information as needed;

(d)	The Company will provide to MHRS audited financial statements for the years ended December 31, 2005, 2006 and 2007;

(e)	The absence of a material adverse change with respect to the Company;

(f)	Any required governmental or shareholder approvals or waivers;

(g)	Satisfactory completion of legal documentation; and

(h)	Approval of MHRS Board of Directors.

(i)
MHRS will be under no obligation to continue with its due diligence or to extend the closing contemplated herein, if at any time, the results of its due diligence are not satisfactory to MHRS for any reason in its sole discretion.

(j)	The parties shall enter into an anti-dilation this is acceptable to all parties.

Stock Options:	Management shall be given stock options as part of their new employment contracts.

Proposed Capitalization:
The initial issuance of $1,750,000 shall be at the closing price on the day before the term sheet is announced to the public.  Such issuance shall be restricted until the corresponding S-1 is approved by the SEC.

The remaining amount shall be issued in Preferred Stock shares at one share per dollar.  Each Preferred Share shall have voting rights equal to 20:1 (20 votes per shares) and a conversion ratio of 10:1 (10 shares of common per each share of preferred).

Security:	The purchase and underlying share issuance shall be secured by the shares being purchase of ABTTC. In addition, ABTTC is entitled to retain the initial $1,750,000 paid in stock.

Events of Default:
An event of default will occur if the Company (i) becomes legally insolvent or otherwise is involved in a bankruptcy proceeding, (ii) defaults on any outstanding debt which is material to the Company, or (iii) fails in any material respect to perform or observe any of the covenants or to comply wit any material provisions contained in any agreement with the Series A Preferred or in the Articles of Incorporation of the Company. Upon an event of default, the remaining amount owed to the shareholder of ABTTC shall be due and paid immediately in cash.

Employment and Non-	Unless such agreements already exist in a form satisfactory
Competition Agreements:	to MHRS, the Company will enter into (i) an employment agreement with the shareholders of the Company and (ii) non-competition and non-solicitation agreements with key officers and employees.

Liabilities
It is understood that the liabilities incurred by Charles Anderson and Josie Gann relating to the houses currently being used by the company, the vehicles used by the Company and the corporate card in Charles’ name shall be assumed by the company.

Definitive Agreements:
The acquisition will be made pursuant to definitive agreements, which will contain, among other things, appropriate representations and warranties of the Company. Specific and appropriate remedies to material violations of agreements will be included.

Expiration:	This Summary Term Sheet will expire on June 15, 2008.

Expenses:
Upon closing of the MHRS financing, the Company will pay MHRS’s reasonable costs and expenses incurred with respect to this investment.  Expenses shall be subject to approval of Jerrod Menz and/or Charles Anderson.

Confidentiality:	The Company will keep confidential the existence and terms of this Summary Term Sheet.

Break Up Clause:	ABTTC agrees to pay any and all fees of MHRS should ABTTC terminate this Agreement. Additionially, ABTTC will be enittled to the initial stock payment of $1,750,000.

Obligations:	The parties hereby agree there is no financial obligation on the part of MHRS until definitive agreements are entered into between the parties.

ABTTC, Inc.
Summary Term Sheet

Except for the exclusivity and confidentiality provisions described above, this Summary Term Sheet will not give rise to a binding agreement, and no such binding agreement will exist with respect to such provisions until definitive agreements have been executed and delivered.

Agreed and Accepted:

      ABTTC, INC.                                                                MEZEY HOWARTH RACING STABLES, INC.

By:                                                      By:
Its:                                                      Its: